                                                                      EXHIBIT 99
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FOR IMMEDIATE RELEASE                            Contact: Donald J. Radkoski or
Jan. 6, 2004                                     Mary Cusick (614) 491-2225





                            BOB EVANS FARMS ANNOUNCES
                            DECEMBER SAME-STORE SALES

         COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that same-store sales in "core" restaurants (457 stores which were open for the full 12 months in both fiscal years 2002 and 2003) for the fiscal 2004 month of December (the five weeks ended December 26) increased 1.7 percent from the same period a year ago. Average menu prices for the month were up approximately 1.7 percent. The company estimates that the timing of the Christmas holiday had a favorable impact of approximately three percentage points on the same-store sales comparison.

                  Chairman of the Board and Chief Executive Officer Stewart K. Owens said, "Restaurant sales in our Midwestern and Northeastern markets were significantly affected by severe winter weather on two consecutive weekends during our December fiscal month. On the other hand, results in our food products segment have been stronger than expected so far this quarter. Nevertheless, given the December decline in restaurant same-store sales on an adjusted basis, earnings per share for our third fiscal quarter may fall slightly below our previous guidance range of $0.46 to $0.48, compared with $0.47 reported a year ago."

         Financial results for the third fiscal quarter, which ends Jan. 23, 2004, will be released on Feb. 9, 2004.

         Bob Evans Farms, Inc. owns and operates 541 full-service, family restaurants in 22 states. Bob Evans Restaurants are primarily located in the Midwest, mid-Atlantic and Southeast regions of the United States, while Owens Restaurants operate in Texas. The company is also a leading producer and distributor of pork sausage and other convenience food items under the Bob Evans and Owens brand names, which are available in 30 states. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this report which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2004 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, changes in hog costs, the possibility of severe weather conditions where the company operates its restaurants, the availability and cost of acceptable new restaurant sites, shortages of restaurant labor, acceptance of the company's restaurant concepts into new geographic areas as well as other risks previously disclosed in the company's securities filings and press releases.























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